Exhibit 99.1

Seattle Genetics Reports Second Quarter 2017 Financial Results

-Second Quarter 2017 Revenues Were $108.2 Million, Including $74.3 Million in

ADCETRIS® (Brentuximab Vedotin) U.S. and Canada Net Sales-

-Positive Top-Line Data from ADCETRIS Phase 3 ECHELON-1 Trial; Full Data to be

Submitted for Presentation at ASH Annual Meeting-

-Submission of Supplemental Biologics License Application for FDA Approval of ADCETRIS in

Frontline Advanced Hodgkin Lymphoma Planned by End of 2017-

-ADCETRIS Supplemental Biologics License Application Submitted to FDA for Cutaneous T-

Cell Lymphoma-

-Initiation of Pivotal Trial of Enfortumab Vedotin in Metastatic Urothelial Cancer Expected in

Second Half of 2017-

-Conference Call Today at 4:30 p.m. ET-

Bothell, WA — July 27, 2017 — Seattle Genetics, Inc. (NASDAQ: SGEN) today reported financial results for the second quarter ended June 30, 2017. The company also highlighted ADCETRIS (brentuximab vedotin) commercialization and clinical development accomplishments, enfortumab vedotin (ASG-22ME) clinical activities, as well as progress with its pipeline of antibody-drug conjugates (ADCs) and other proprietary programs.

“During the second quarter, we delivered record ADCETRIS revenues and achieved three key development milestones for the program: reporting positive top-line data from the ECHELON-1 trial in frontline advanced classical Hodgkin lymphoma, submitting an application for approval to the FDA for cutaneous T-cell lymphoma, and entering into a clinical collaboration agreement with Bristol-Myers Squibb for an additional pivotal trial in relapsed/refractory Hodgkin lymphoma,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “Over the remainder of 2017, our key activities will include reporting full data from the ECHELON-1 trial planned at the American Society of Hematology annual meeting in December, submitting a supplemental Biologics License Application to the FDA based on the ECHELON-1 data, and initiating a pivotal trial of enfortumab vedotin in metastatic urothelial cancer under our collaboration with Astellas.”

ADCETRIS Program Highlights

•

ECHELON-1 Phase 3 Trial Results: Seattle Genetics and its ADCETRIS partner Takeda announced that the phase 3 ECHELON-1 clinical trial met its primary endpoint of a statistically significant improvement in modified progression-free survival (PFS) versus the control arm as assessed by an Independent Review Facility (hazard ratio=0.770; p-value=0.035). The two-year modified PFS rate for patients in the ADCETRIS arm was 82.1 percent compared to 77.2 percent in the control arm. The safety profile was consistent with that known for the single-agent components of the combination regimen. An abstract will be submitted for full data presentation at the American Society of Hematology (ASH) annual meeting to be held December 9-12, 2017. ECHELON-1 evaluated ADCETRIS as part of a combination regimen in newly diagnosed patients with advanced classical Hodgkin lymphoma.

•	ECHELON-1 Approval Application: Seattle Genetics expects to submit by the end of 2017 a supplemental Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) for approval of ADCETRIS in frontline advanced classical Hodgkin lymphoma. A submission to Health Canada for this indication is also planned by Seattle Genetics, and Takeda plans to submit the results to regulatory authorities in its territory.

•	ALCANZA Approval Application: Seattle Genetics submitted to the FDA a supplemental BLA based on data from the phase 3 ALCANZA trial, which were recently published in The Lancet, and two phase 2 investigator-sponsored trials of ADCETRIS in patients with cutaneous T-cell lymphoma (CTCL). ADCETRIS previously received Breakthrough Therapy Designation for the most common subtypes of CTCL: mycosis fungoides and primary cutaneous anaplastic large cell lymphoma.

•	ECHELON-2 Phase 3 Trial: ECHELON-2 is a phase 3 trial in frontline CD30-expressing mature T-cell lymphoma (MTCL), also known as peripheral T-cell lymphoma (PTCL). Based on review of pooled, blinded data, Seattle Genetics has observed a lower rate of reported PFS events than anticipated at this time. The company plans to discuss with the FDA the potential to unblind the trial prior to achieving the target number of PFS events specified by the statistical design. Based on the length of follow-up, the company believes the primary endpoint data will be mature in 2018, and continues to expect to report top-line data next year.

•	CHECKMATE 812 Phase 3 Trial Initiation: Seattle Genetics and Bristol-Myers Squibb have initiated a pivotal phase 3 clinical trial evaluating ADCETRIS plus nivolumab (Opdivo) versus ADCETRIS alone in patients with relapsed/refractory or transplant-ineligible advanced classical Hodgkin lymphoma.

•	Health Canada Approval: Health Canada granted non-conditional approval for ADCETRIS in Hodgkin lymphoma patients at high risk of relapse following autologous transplant based on positive data from the phase 3 AETHERA clinical trial.

ADCETRIS is not currently approved for use in CTCL, frontline Hodgkin lymphoma, frontline MTCL or in combination with nivolumab.

Enfortumab Vedotin Program Highlights

•	Registrational Trial: Seattle Genetics and its collaborator Astellas plan to initiate in the second half of 2017 a pivotal phase 2 trial of single-agent enfortumab vedotin for metastatic urothelial cancer patients who have been previously treated with checkpoint inhibitor therapy. The single-arm trial is designed to enroll approximately 120 patients and could support potential registration under the FDA’s accelerated approval regulations.

•	Combination Clinical Trial: Seattle Genetics and Astellas are planning a phase 1b trial of enfortumab vedotin in combination with checkpoint inhibitors to begin late in 2017 for patients with metastatic urothelial cancer.

Other Recent Activities

•	SGN-LIV1A Combination Trial: Seattle Genetics entered into a clinical collaboration agreement with Genentech, a member of the Roche Group, for the evaluation of SGN-LIV1A in combination with atezolizumab (TECENTRIQ) in patients with metastatic triple-negative breast cancer (TNBC). The phase 1b/2 clinical trial will evaluate the combination as second-line therapy as part of Roche’s MORPHEUS trial.

•	Vadastuximab Talirine (SGN-CD33A): Seattle Genetics discontinued the phase 3 CASCADE clinical trial in frontline older patients with acute myeloid leukemia (AML) after reviewing unblinded data indicating a higher rate of deaths in the vadastuximab talirine-containing arm versus the control arm of the trial. In addition, the company suspended patient enrollment and treatment in all of its vadastuximab talirine clinical trials. Seattle Genetics is reviewing the data to determine future plans for the program.

•	Polatuzumab Vedotin PRIME Designation: Roche announced that the European Medicines Agency (EMA) granted PRIME (PRIority MEdicines) designation to polatuzumab vedotin in combination with rituximab and bendamustine for relapsed or refractory diffuse large B-cell lymphoma (DLBCL). Polatuzumab vedotin is an ADC utilizing Seattle Genetics’ proprietary technology.

Second Quarter and Six Months 2017 Financial Results

Total revenues in the second quarter and six month periods ended June 30, 2017 increased to $108.2 million and $217.4 million, respectively, compared to $95.4 million and $206.6 million from the same periods in 2016. Revenues included:

•	ADCETRIS net sales in the second quarter of $74.3 million, a 12 percent increase from net sales of $66.2 million in the second quarter of 2016. For the year-to-date, ADCETRIS sales were $144.7 million, compared to $124.9 million for the year-to-date period in 2016, a 16 percent increase.

•	Royalty revenues in the second quarter of 2017 of $12.4 million, compared to $9.2 million in the second quarter of 2016. For the year-to-date in 2017, royalty revenues were $29.4 million, compared to $41.5 million for the first six months of 2016. Royalty revenues are primarily driven by international sales of ADCETRIS by Takeda. Royalty revenues for the year-to-date period in 2016 included a $20.0 million sales milestone payment from Takeda earned in the first quarter of 2016.

•	Amounts earned under the company’s ADCETRIS and ADC collaborations totaling $21.5 million in the second quarter and $43.3 million for the first six months of 2017, compared to $20.0 million and $40.2 million for the same periods in 2016.

Total costs and expenses for the second quarter of 2017 were $167.5 million, compared to $128.8 million for the second quarter of 2016. For the first six months of 2017, total costs and expenses were $336.0 million, compared to $261.0 million in the first six months of 2016. The increase in 2017 costs and expenses was primarily driven by investment in enfortumab vedotin, vadastuximab talirine, ADCETRIS and the company’s pipeline programs.

Non-cash, share-based compensation cost for the first six months of 2017 was $32.0 million, compared to $24.3 million for the same period in 2016.

Net loss for the second quarter of 2017 was $56.4 million, or $0.39 per share, compared to a net loss of $32.7 million, or $0.23 per share, for the second quarter of 2016. For the six months ended June 30, 2017, net loss was $116.4 million, or $0.82 per share, compared to a net loss of $53.2 million, or $0.38 per share, for the six months period ended June 30, 2016.

As of June 30, 2017, Seattle Genetics had $473.0 million in cash, cash equivalents and investments.

2017 Financial Outlook

Seattle Genetics increased its expectations for 2017 ADCETRIS net product sales in the U.S. and Canada to a range of $290 million to $310 million.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss its second quarter 2017 financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from the Seattle Genetics website at www.seattlegenetics.com, under the Investors section, or by calling 877-874-1568 (domestic) or 719-325-2484 (international). The conference ID is 4818690. A replay of the discussion will be available beginning at approximately 4:30 p.m. PT today from the Seattle Genetics website or by calling 888-203-1112 (domestic) or 719-457-0820 (international), using conference ID 4818690. The telephone replay will be available until 5:00 p.m. PT on Monday, July 31, 2017.

About Seattle Genetics

Seattle Genetics is an innovative biotechnology company that develops and commercializes novel antibody-based therapies for the treatment of cancer. The company’s industry-leading antibody-drug conjugate (ADC) technology harnesses the targeting ability of antibodies to deliver cell-killing agents directly to cancer cells. ADCETRIS® (brentuximab vedotin), the company’s lead product, in collaboration with Takeda Pharmaceutical Company Limited, is the first in a new class of ADCs commercially available globally in 67 countries for relapsed classical Hodgkin lymphoma and relapsed systemic anaplastic large cell lymphoma (sALCL). Seattle Genetics is also advancing enfortumab vedotin, an ADC for metastatic urothelial cancer, in a planned pivotal trial in collaboration with Astellas. Headquartered in Bothell, Washington, Seattle Genetics has a strong pipeline of innovative therapies for blood-related cancers and solid tumors designed to address significant unmet medical needs and improve treatment outcomes for patients. The company has collaborations for its proprietary ADC technology with a number of companies including AbbVie, Astellas, Bayer, Celldex, Genentech, GlaxoSmithKline and Pfizer. More information can be found at www.seattlegenetics.com.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s 2017 outlook, including anticipated 2017 revenues, costs and expenses; the company’s potential to achieve a series of regulatory and commercial milestones in 2017 and 2018; anticipated regulatory events and clinical activities, including data availability from ECHELON-2 and discussions with the FDA regarding ECHELON-2, as well as other ongoing clinical trials, including the CHECKMATE 812 trial, and the timing thereof; the anticipated submission of a supplemental BLA for label expansion of ADCETRIS in frontline Hodgkin lymphoma and the timing thereof and other anticipated regulatory milestones, including any action by the FDA with respect to the supplemental BLA submitted for label expansion of ADCETRIS in CTCL; our plan to advance enfortumab vedotin into a potentially pivotal trial; the opportunities for, and the therapeutic and commercial potential of, ADCETRIS, enfortumab vedotin, SGN-LIV1A and the company’s other product candidates; as well as other statements that are not historical facts. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks that revenues may not meet or exceed the company’s guidance or otherwise be as the company expects, including, with respect to the company’s 2017 ADCETRIS net sales and financial guidance as well as other risks related to financial guidance and future opportunities and plans, including the uncertainty of expected future financial performance and results. The company may also be delayed in its planned clinical trial initiations, the enrollment in and conduct of its clinical trials, and obtaining data from clinical trials, and planned regulatory submissions in each case for a variety of reasons, including the difficulty and uncertainty of pharmaceutical product development, unexpected adverse events or regulatory discussions or actions, including with respect to special protocol assessment agreements defining trial endpoints and the inherent uncertainty associated with the regulatory approval process, including the risks that the company’s supplemental BLA submissions may not be accepted for filing by, or ultimately approved by, the FDA in a timely manner or at all or with the requested label. The company may also be unable to expand ADCETRIS’ labeled indications due to unexpected or delayed data from its ongoing phase 3 trials or regulatory action, or to complete the development of, and obtain regulatory approval for, its product candidates. More information about the risks and uncertainties faced by Seattle Genetics is contained under the caption “Risk Factors” included in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Brandi Robinson

(425) 527-2910

brobinson@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2017	December 31, 2016
Assets
Cash, cash equivalents and investments	$472,983	$618,974
Other assets	284,488	219,422

Total assets	$757,471	$838,396

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$106,665	$120,669
Deferred revenue and long-term liabilities	77,274	83,640
Stockholders’ equity	573,532	634,087

Total liabilities and stockholders’ equity	$757,471	$838,396

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenues
Net product sales	$74,343	$66,216	$144,664	$124,864
Collaboration and license agreement revenues	21,505	19,998	43,335	40,174
Royalty revenues	12,375	9,188	29,355	41,519

Total revenues	108,223	95,402	217,354	206,557

Costs and expenses
Cost of sales	8,055	6,901	15,536	12,845
Cost of royalty revenues	4,324	3,107	8,704	6,722
Research and development	114,406	85,554	232,590	178,425
Selling, general and administrative	40,712	33,282	79,116	63,029

Total costs and expenses	167,497	128,844	335,946	261,021

Loss from operations	(59,274)	(33,442)	(118,592)	(54,464)
Investment and other income, net	2,914	699	2,242	1,243

Net loss	$(56,360)	$(32,743)	$(116,350)	$(53,221)

Basic and diluted net loss per share	$(0.39)	$(0.23)	$(0.82)	$(0.38)

Weighted-average shares used in computing basic and diluted net loss per share	142,802	140,283	142,631	140,086